Exhibit 99.1

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FOURTH QUARTER AND YEAR END 2004 FINANCIAL RESULTS

Highlights:

•	Full year 2004 net income per diluted share of $1.74

•	Record gross new authorizations of $360.1 million in fourth quarter 2004

•	Record annual cash flow from operations of $179.3 million.

WILMINGTON, NC, February 9, 2005—PPD, Inc. (Nasdaq: PPDI) today reported its financial results for the fourth quarter and full year ended December 31, 2004.

PPD recorded net revenue of $229.6 million for fourth quarter 2004, an increase of 19.2 percent over net revenue of $192.6 million for the fourth quarter of 2003. Net revenue for the fourth quarter 2004 includes reimbursed out-of-pocket expenses of $18.7 million, compared to $17.4 million for the same period in 2003.

Income from operations for fourth quarter 2004 was $39.2 million, compared to a loss from operations of $(26.3) million for the fourth quarter 2003. The fourth quarter 2003 loss from operations included the previously disclosed $65.0 million cash payment to Eli Lilly and Company to acquire the patents for dapoxetine.

Earnings per diluted share for fourth quarter 2004 were $0.45, compared to a fourth quarter 2003 net loss per diluted share of $(0.30). Fourth quarter 2003 net loss per diluted share included the $65.0 million payment to Lilly for the dapoxetine patents and a non-cash charge of $0.7 million related to impairment of equity investments.

For the year ended December 31, 2004, net revenue was $841.3 million, an increase of 15.7 percent over net revenue of $727.0 million for 2003. Full year 2004 net revenue includes reimbursed out-of-pockets of $67.3 million, compared to $57.5 million in 2003.

Full year 2004 income from operations was $148.0 million compared to 2003 income from operations of $78.8 million. Full year 2004 income from operations includes $2.6 million in pre-tax charges related to the restructuring of PPD’s chemistry business. Full year 2003 operating income included the $65 million payment to Lilly, a $5.7 million gain on the sale of assets and a $1.9 million charge related to the restructuring of the discovery sciences business.

PPD Announces Fourth Quarter and Full Year 2004 Financial Results

Earnings per diluted share for the year ended December 31, 2004 were $1.74, compared to earnings per diluted share of $0.82 for the year ended December 31, 2003. Earnings per diluted share for full year 2004 includes a $3.7 million tax benefit associated with the utilization of previously reserved capital loss carry forwards and a $2.0 million non-cash charge related to the impairment of an equity investment, both recorded in the second quarter 2004.

Segment Performance

Development segment net revenue, which does not include reimbursed out-of-pocket expenses, for the fourth quarter 2004 was $208.5 million, an increase of 20.9 percent over the same period in 2003. Development segment income from operations for fourth quarter 2004 was $45.5 million, compared to $40.0 million for the same period in 2003. Full year 2004 development segment net revenue was $759.6 million, an increase of 16.1 percent compared to 2003. Development segment income from operations for the full year 2004 was $160.5 million, compared to $150.4 million in 2003.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $2.4 million for the fourth quarter 2004, compared to net revenue of $2.7 million in the same period last year. Discovery sciences segment loss from operations for the fourth quarter 2004 was $(6.2) million, compared to a loss from operations of $(66.3) million for the same period in 2003. Full year 2004 discovery sciences segment net revenue was $14.3 million, compared to $15.5 million in 2003. Discovery sciences segment loss from operations for the full year 2004 was $(12.5) million, compared to a loss from operations of $(71.6) million in 2003.

Other Financial Information

New business authorizations for the fourth quarter of 2004 were a record $360.1 million, resulting in backlog of nearly $1.3 billion at December 31, 2004. Year-to-date net days sales outstanding improved to 40 days at December 31, 2004, compared to 42 days at December 31, 2003. Full year 2004 cash flow from operations was $179.3 million. At December 31, 2004, PPD had $249.4 million in cash and minimal debt.

“PPD achieved significant milestones in 2004. Through solid execution and delivery of high quality services, we have achieved 21 consecutive quarters of backlog growth, with record new authorizations in four of our last six quarters. The strength of our core business in 2004 clearly reflects the level of innovation and professionalism exhibited by our people to get the job done for our clients,” stated Fred Eshelman, chief executive officer of PPD.

Commenting further, Eshelman stated, “We delivered on our stated goal to end 2004 with four drug candidates in clinical development, which culminated with ALZA Corporation’s NDA submission for dapoxetine. With robust cash flow in 2004 and the closing of the acquisition of SurroMed’s biomarker business in February 2005, we believe we have positioned PPD well for long-term growth and strategic success.”

PPD will conduct a live conference call and audio Webcast tomorrow, February 10, 2005, at 9:00 a.m. EST to discuss its fourth quarter and full year 2004 results. To access the Webcast, please visit http://www.ppdi.com and follow the directions on PPD’s investors page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

PPD Announces Fourth Quarter and Full Year 2004 Financial Results

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 6,600 professionals in 28 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2004	2003	2004	2003
Net revenue:
Development	$208,504	$172,526	$759,629	$654,019
Discovery sciences	2,441	2,671	14,311	15,479
Reimbursed out-of-pockets	18,671	17,424	67,316	57,485

Total net revenue	229,616	192,621	841,256	726,983
Direct costs:
Development	102,357	84,520	376,439	316,942
Discovery sciences	1,276	1,346	5,491	7,741
Reimbursable out-of-pocket expenses	18,671	17,424	67,316	57,485

Total direct costs	122,304	103,290	449,246	382,168

Research and development	6,790	66,368	15,852	74,941
Selling, general and administrative	53,416	42,134	195,752	166,253
Depreciation	7,617	6,735	28,609	26,968
Amortization	272	442	1,245	1,633
Gain on sale of assets	(17)	—	(82)	(5,738)
Restructuring charges	—	—	2,619	1,917

Income (loss) from operations	39,234	(26,348)	148,015	78,841
Impairment of equity investments	—	(705)	(2,000)	(10,078)
Other income, net	1,131	20	3,830	2,482

Income (loss) before income taxes	40,365	(27,033)	149,845	71,245
Income tax expense (benefit)	14,545	(10,511)	50,957	24,935

Net income (loss)	$25,820	$(16,522)	$98,888	$46,310

Net income (loss) per share:
Basic	$0.46	$(0.30)	$1.75	$0.83

Diluted	$0.45	$(0.30)	$1.74	$0.82

Weighted average number of shares outstanding:
Basic	56,564	55,955	56,348	55,774

Diluted	57,279	55,955	56,904	56,286

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$249,368	$110,102
Accounts receivable and unbilled services, net	$265,067	$245,700
Working capital	$259,275	$156,602
Total assets	$972,800	$779,181
Unearned income	$153,176	$124,651
Long-term debt, including current portion	$6,970	$7,662
Shareholders’ equity	$635,310	$512,521